THE LAPORTE SAVINGS BANK
AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is adopted this 26 day of October, 2010, by and between THE LAPORTE SAVINGS BANK, a state-chartered savings bank located in LaPorte, Indiana (the “Bank”), and Russ Klosinski (the “Executive”).

INTRODUCTION

The Executive and the Bank are currently parties to a Supplemental Executive Retirement Agreement, dated August 1, 2002, as amended on September 8, 2003, February 27, 2004 and September 23, 2008 (the “Original Agreement”).

The Executive and the Bank desire to amend and restate the Original Agreement in order to incorporate all prior amendments into a single agreement and to amend the definition of change in control to include a change in control of LaPorte Bancorp, Inc.

To encourage the Executive to remain an employee of the Bank, the Bank is willing to provide supplemental retirement benefits to the Executive.  The Bank will pay the benefits from its general assets.

AGREEMENT

The Bank and the Executive agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 “Base Annual Salary” means the regular base annual salary in effect at the Executive’s Normal Retirement Date determined without regard to any items of variable or other compensation, including, but not limited to, bonuses, awards, special payments, commissions and incentive pay.

1.2 “Beneficiary” means the beneficiary designated by the Executive pursuant to Section 4.1.

1.3 “Change of Control” means a change in the ownership or effective control of LaPorte Bancorp, Inc. (the “Company”), the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Section 409A of the Code and regulations thereunder, except in no event shall a reorganization (or second-step conversion) of LaPorte Savings Bank, MHC, the Bank or the Company solely within its corporate structure constitute a “Change of Control” for purposes of this Agreement.

1.4 “Code” means the Internal Revenue Code of 1986, as amended.

1.5 “Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Bank provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence.  Upon the request of the Bank, the Executive must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.

1.6 “Early Retirement” means the Executive’s Termination of Employment after attaining her Early Retirement Age but prior to attaining her Normal Retirement Age.

1.7 “Early Retirement Age” means the Executive’s 62nd birthday.

1.8 “Early Retirement Date” means the month, day and year in which Early Retirement occurs.

1.9 “Early Termination” means the Termination of Employment before Early Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

1.10 “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.11 “Effective Date” means August 1, 2002.

1.12 “ERISA” means the Employee Retirement Income Security Act of 1974 as amended from time to time.

1.13 “Involuntary Early Termination” means that the Executive, prior to Normal Retirement Age, has been notified in writing, that employment with the Bank is terminated for reasons other than an approved leave of absence, Termination for Cause, death, Disability, Change of Control or Voluntary Early Termination.

1.14 “SERP Benefit” means any benefit described in Article 2 of this Agreement that is payable to the Executive while the Executive is living.

1.15 “Normal Retirement Age” means the Executive’s 65th birthday.

1.16 “Normal Retirement Date” means the month, day and year in which the Executive attains her Normal Retirement Age, or, if later, the effective date of the Executive’s Termination of Employment.

1.17 “Plan Year” means a twelve-month period commencing on January 1 and ending on the following December 31 of each year.  The initial Plan Year shall commence on the effective date of this Agreement.

1.18 “Specified Employee” means an employee who at the time of Termination of Employment is a key employee of the Bank, if any stock of LaPorte Bancorp, Inc. is publicly traded on an established securities market or otherwise.  For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”).  If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.19 “Termination for Cause” means that phrase as defined in Article 5.

1.20 “Termination of Employment” means termination of the Executive’s employment with the Bank for reasons other than death or Disability.  Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

1.21 “Voluntary Early Termination” means that the Executive, prior to Normal Retirement Age, has terminated employment with the Bank for reasons other than Termination for Cause, death, Disability, Change of Control or Involuntary Early Termination.

1.22 “Years of Service” means the total number of years of “vesting service” attributable to the Executive under the Savings Plan for Employees of The LaPorte Savings Bank or any successor tax-qualifying retirement plan thereto (without regard to whether or not the Executive is fully vested under such plan) beginning on the Executive’s date of hire with the Bank.  For purposes of this Agreement, Years of Service in excess of twenty (20) shall be disregarded.

Article 2

SERP Benefits

Except as provided in Article 5 or elsewhere herein, the following SERP Benefits are available under the Agreement:

2.1 Normal Retirement Benefit.  Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1 Amount of Benefit.  The annual benefit under this Section 2.1 shall be determined using the following formula:

2 percent of the Executive’s Base Annual Salary

multiplied by

number of Years of Service (not to exceed 20)

For example, an Executive with 20 Years of Service and a final salary of $150,000 would receive an annual benefit of $60,000 ((2% x $150,000) x 20 years = $60,000).

2.1.2 Payment of Benefit.  The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Date.  The annual benefit shall be paid to the Executive for a period of 15 years, after which the Bank’s obligations under this Agreement shall lapse and forever expire.

2.1.3 Vesting.  The benefit amount is subject to a vesting schedule of zero percent (0.0%) in the first Plan Year, and one hundred percent (100%) thereafter.

2.2 Early Retirement Benefit.  Upon Early Retirement, the Bank shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1 Amount of Benefit.  The benefit under this Section 2.2 is an amount equal to the amount accrued under Generally Accepted Accounting Principles (“GAAP”) determined as of the Bank’s fiscal year end immediately preceding the Executive’s Early Retirement Date.

2.2.2 Payment of Benefit.  The Bank shall pay the benefit to the Executive by calculating a fixed annuity payable in 180 equal monthly installments, determined as of the Bank’s fiscal year end immediately preceding the Executive’s Early Retirement Date. The monthly installments shall be payable on the first day of each month commencing with the month following Termination of Employment.

2.3 Voluntary Early Termination Benefit.  Upon Voluntary Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1 Amount of Benefit.  The benefit under this Section 2.3 is an amount equal to the amount accrued under GAAP determined as of the Bank’s fiscal year end immediately preceding the Executive’s Early Termination Date.

2.3.2 Payment of Benefit.  The Bank shall pay the benefit to the Executive by calculating a fixed annuity payable in one hundred eighty (180) equal monthly installments, determined as of the Bank’s fiscal year end immediately preceding the Executive’s Early Termination Date.  The monthly installments shall be payable on the first day of each month commencing with the month following Termination of Employment.

2.3.3 Vesting.  The benefit amount is subject to a vesting schedule of zero percent (0.0%) in the first Plan year, and one hundred percent (100%) thereafater.

2.4 Involuntary Early Termination Benefit.  Upon Involuntary Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1 Amount of Benefit.  The benefit under this Section 2.4 is an amount equal to the amount accrued under GAAP determined as of the Bank’s fiscal year end immediately preceding the Executive’s Early Termination Date.

2.4.2 Payment of Benefit.  The Bank shall pay the benefit to the Executive by calculating a fixed annuity payable in 180 equal monthly installments, determined as of the Bank’s fiscal year end immediately preceding the Executive’s Early Termination Date. The monthly installments shall be payable on the first day of each month commencing with the month following Termination of Employment.

2.5 Disability Benefit.  If the Executive experiences a Disability prior to Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Agreement.

2.5.1 Amount of Benefit.  The benefit under this Section 2.5 is an amount equal to the amount accrued under GAAP determined as of the Bank’s fiscal year end immediately preceding determination of Disability.

2.5.2 Payment of Benefit.  The Bank shall pay the benefit to the Executive by calculating a fixed annuity payable in one hundred eighty (180) equal monthly installments, determined as of the Bank’s fiscal year end immediately preceding determination of Disability.  The monthly installments shall be payable on the first day of each month commencing with the month following Normal Retirement Age.

2.6 Change of Control Benefit.  Upon a Change of Control followed within twenty-four (24) months by Termination of Employment prior to Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.6 in lieu of any other benefit under this Agreement.

2.6.1 Amount of Benefit.  The benefit under this Section 2.6 is an amount equal to the greater of the amount accrued under GAAP or the Normal Retirement Benefit in Section 2.1.

2.6.2 Payment of Benefit.  The Bank shall pay the benefit to the Executive in a single lump sum payment within sixty (60) days following Termination of Employment.

2.7 Restriction on Timing of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 2.7 shall govern all distributions hereunder.  If benefit distributions which would otherwise be made to the Executive due to a Termination of Employment are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Termination of Employment.  Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment.  All subsequent distributions shall be paid in the manner specified.

2.8 Distributions Upon Income Inclusion Under Section 409A of the Code.  If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then the Bank may make a limited distribution to the Executive in accordance with the provisions of Treasury Regulations Section 1.409A-3(j)(4)(vi), (vii) and (xi).  Any such distribution will decrease the Executive’s benefit hereunder.

Article 3

Death Benefits

3.1 Death During Active Service.  If the Executive dies while in the active service of the Bank, no benefit shall be payable under this Agreement and the only benefit payable shall be that benefit described in The LaPorte Savings Bank Split Dollar Agreement and Endorsement(s) dated August 1, 2002, between the Executive and the Bank and payable to the beneficiary designated therein (the “Split Dollar Agreement”).  In addition, any reference to “Schedule A” in the Split Dollar Agreement shall be replaced with “the amount accrued under GAAP.”  Nothing herein negates the Bank’s rights to amend or terminate this Agreement in accordance with Article 7. Additionally, nothing herein negates the Bank’s rights to amend or terminate the Split Dollar Agreement under Article 7 of that agreement.

3.2 Death During Payment of a SERP Benefit.  If the Executive dies after any SERP Benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Executive’s Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived; provided, however, that the Bank reserves the right to accelerate or prepay, in full or in part, the payment of the SERP Benefit in this instance.

3.3 Death After Termination of Employment But Before Payment of a SERP Benefit Commences.  If the Executive is entitled to a SERP Benefit under this Agreement, but dies prior to the commencement of said SERP Benefit payments, the Bank shall pay the same benefit payments to the Executive’s Beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death; provided, however, that the Bank reserves the right to accelerate or prepay, in full or in part, the payment of the SERP Benefit in this instance.

Article 4

Beneficiaries

4.1 Beneficiary Designations.  The Executive shall designate a beneficiary by filing a written designation with the Bank.  The Executive may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Executive and received by the Bank during the Executive’s lifetime.  The Executive’s beneficiary designation shall be deemed automatically revoked if the primary and all contingent beneficiaries predecease the Executive.  If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2 Facility of Payment.  If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 5

General Limitations

5.1 Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement and shall cease the payment of any future benefits (with the right to recover amounts previously paid to the Executive under this Agreement) if the Bank terminates the Executive’s employment for, or if the Executive retires or voluntarily terminates employment with the Bank in anticipation of the Bank’s termination of the employment of the Executive for:

(a) Gross negligence in the performance of her duties for the Bank or gross neglect of duties for the Bank;

(b) Commission of a felony or of a gross misdemeanor involving moral turpitude or a plea of nolo contender thereof; or

(c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Bank.

5.2 Suicide or Misstatement.  The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the Effective Date of this Agreement.  In addition, the Bank shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Bank, or on any application for any benefits provided by the Bank to the Executive.

5.3 Competition After Termination of Employment.  The Bank shall not pay any benefit under this Agreement and shall cease the payment of future benefits (with the right to recover amounts previously paid to the Executive under this Agreement) if the Executive, within twelve (12) months following her Termination of Employment and without the prior written consent of the Bank, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, as a shareholder in a corporation or an owner of equity of any other entity (excepting ownership of five percent (5%) or less of a publicly traded company on an established securities exchange), or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Bank, which enterprise is, or may deemed to be, competitive with any business carried on by the Bank as of the date of termination of the Executive’s employment or retirement.  This section 5.3 shall not apply following a Change of Control.

Article 6

Claims and Review Procedures

6.1 Claims Procedure.  An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1 Initiation – Written Claim.  The claimant initiates a claim by submitting to the Bank’s Human Resource Manager a written claim for the benefits.

6.1.2 Timing of Bank Response.  The Bank shall respond to such claimant within 90 days after receiving the claim.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.1.3 Notice of Decision.  If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Agreement on which the denial is based;

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d) An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure.  If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

6.2.1 Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank’s Human Resource Manager a written request for review.

6.2.2 Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review.  In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Bank Response.  The Bank shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.2.5 Notice of Decision.  The Bank shall notify the claimant in writing of its decision on review.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Agreement on which the denial is based;

(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

7.1 Amendments.  This Agreement may be amended only by a written agreement signed by the Bank and the Executive.  However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2 Plan Termination Generally.  The Bank may terminate this Agreement unilaterally by written action.  The benefit hereunder shall be the amount accrued under GAAP as of the date the Agreement is terminated.  Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3 Plan Terminations Under Section 409A.  Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in the following circumstances:

(a)
Within thirty (30) days before or twelve (12) months after a Change of Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;

(b)
Upon the Bank’s dissolution or with the approval of a bankruptcy court, provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the amount accrued under GAAP, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Article 8

Miscellaneous

8.1 Binding Effect.  This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2 No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3 Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4 Reorganization.  The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement.  Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5 Tax Withholding.  The Executive hereby authorizes and the Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement or from any other amounts payable by the Bank to the Executive including salary or other payments.

8.6 Applicable Law.  The Agreement is intended to be a “top hat” plan within the meaning of 29 C.F.R. Section 2520.104-23 and shall be administered in accordance therewith.  The Agreement and all rights hereunder shall be governed by the laws of the State of Indiana, except to the extent preempted by the laws of the United States of America, including, but not limited to ERISA.

8.7 Unfunded Arrangement.  The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Bank to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

8.8 Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof.  Upon execution of this Agreement, the Original Agreement and all amendments thereto will become null and void, except the Beneficiary Designation previously made by the Executive shall continue in full force and effect.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9 Administration.  The Compensation Committee of the Bank’s Board of Trustees shall have all powers which are necessary to administer this Agreement, including but not limited to:

(a) Establishing and revising the method of accounting for the Agreement;

(b) Maintaining a record of benefit payments;

(c) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

(d) Interpreting the provisions of the Agreement, in its sole discretion.

8.10 Named Fiduciary.  The Bank shall be the named fiduciary and plan administrator under this Agreement.  It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.11 Alternative Action.  In the event it shall become impossible for the Bank or plan administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or plan administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative acts do not violate Code Section 409A of the Code.

8.12 Compliance with Code Section 409A.  This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS WHEREOF, the Executive and the Bank have signed this Agreement.

EXECUTIVE:	BANK:

THE LAPORTE SAVINGS BANK

/s/ Russ Klosinski	By /s/ Lee A. Brady
Russ Klosinski	Title President and Chief Executive Officer